Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Xunlei Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, $0.00025 par value per share (1)	Rule 457(c) and Rule 457(h)	23,432,764(2)	US$0.3155(3)	US$7,393,037.04	US$0.00011020	US$814.71
	Total Offering Amounts				US$7,393,037.04		US$814.71
	Total Fee Offsets						-
	Net Fee Due						US$814.71

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents five common shares. The Registrant’s ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (333-196699).

(2)	Represents the additional amount of common shares issuable upon vesting or exercise of awards granted or to be granted under the Amended and Restated 2020 Share Incentive Plan, as amended (the “Amended and Restated 2020 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Amended and Restated 2020 Plan.

(3)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on June 12, 2023, which is within five (5) business days prior to the date of this Registration Statement, and adjusted for the common share-to-ADS ratio.